Exhibit 99.1

Company Contact:

Matthew C. Moellering

Chief Administrative Officer &

Chief Financial Officer

(614) 474-4400

Media Contact:

Amy Hughes

Corporate Communications & Events

(614) 302-4651

Investor Contacts:

ICR, Inc.

Allison Malkin / Joseph Teklits / Jean Fontana

(203) 682-8200 / (646) 277-1220

EXPRESS, INC. ANNOUNCES MYLLE MANGUM APPOINTMENT TO THE BOARD

Columbus, Ohio - August 2, 2010 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating more than 570 stores, today announced that Mylle H. Mangum has been appointed to the Express, Inc. Board of Directors, effective August 2, 2010. Ms. Mangum will sit on the Company’s Compensation and Governance Committee and the Audit Committee. Mangum is the chief executive officer of IBT Enterprises, LLC, a leading provider of branch banking solutions. She is also the chairman and chief executive officer of IBT Holdings, the parent company of IBT Enterprises and Design Build Concepts.

Before joining IBT Enterprises in 2005, Ms. Mangum was the chief executive officer of True Marketing Services, focusing on consolidating marketing services companies. From 1999 to 2002, she was the chief executive officer of MMS Incentives, a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. Ms. Mangum was also president of global payment systems and senior vice president of strategic planning and expense management for Carlson Wagonlit Travel, a $14 billion company in the corporate travel industry. She has held senior management positions with Bellsouth, including president of BellSouth International, and has also held senior management positions with Holiday Inn Worldwide and General Electric Company. Ms. Mangum is currently a director of Collective Brands, Inc. (NYSE: PSS), Barnes Group (NYSE: B) and Haverty Furniture Companies, Inc. (NYSE: HVT).

In conjunction with this appointment, Timothy J. Faber and Jennie W. Wilson are stepping down from the Company’s Board of Directors effective August 2, 2010. Faber, senior vice president, treasurer, for Limited Brands and a director of Express since July 2007 and Wilson, senior vice president of finance for Limited Brands and a director of Express since November 2008, have chosen to resign from the Board of Directors as part of a natural succession process to add more independent directors to the Board and to recognize Limited Brands’ reduced ownership and involvement in the business.

Following this announcement, the Company’s Board will be comprised of five members, two of whom are now independent directors. Each director possesses significant experience in the financial, retail and business services sectors. Express will appoint one additional independent director by May 2011 to comply with NYSE corporate governance requirements.

“I am very pleased to have attracted Mylle to our Board. Her leadership skills and significant experience in marketing and loyalty programs complement the expertise of our current Board membership and will be valuable to us as we execute our growth strategies,” said Michael Weiss, president and chief executive officer of Express. “As members of our Board of Directors, Tim and Jennie have both played an important role in the evolution of Express over the last several years, and I want to thank them for their support and their counsel.”

About Express, Inc.:

Express is the sixth largest specialty retail brand of women’s and men’s apparel in the United States. The Company has 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear and going-out occasions. The Company currently operates more than 570 retail stores, located primarily in high-traffic shopping malls, lifestyle centers and street locations across the United States and Puerto Rico, and also distributes its products through the Company’s e-commerce website, express.com.